EXHIBIT 99.1
FERRO CORPORATION NAMES NEW CHIEF FINANCIAL OFFICER
CLEVELAND — July 1, 2010 — Ferro Corporation (NYSE: FOE) today announced the appointment of Thomas R. Miklich as Vice President and Chief Financial Officer of the Company effective July 7, 2010. Mr. Miklich succeeds Sallie B. Bailey who will be leaving her position as Vice President and Chief Financial Officer of the Company effective July 2, 2010.
Mr. Miklich has over 30 years of diverse financial experience and has served as chief financial officer for both public and private companies, including Titan Technology Partners, a privately held IT consulting firm; OM Group, Inc., a specialty chemicals company; Invacare Corporation, a manufacturer and distributor of medical equipment; Van Dorn Company, a manufacturer of containers for the food, chemical, paint, household, automotive products and petroleum industries; and The Sherwin Williams Company, a manufacturer and distributor of paint, coatings and related products. Mr. Miklich is currently a director of Quality Distribution, Inc. and Noranda Aluminum Holding Corporation. He formerly served as a director of Titan Technology Partners and UAP Holding Corp.
“Tom brings a strong combination of financial and capital markets expertise, merger and acquisition experience and familiarity with the specialty chemicals and technologies industries. He will play an important role in executing Ferro’s business strategy going forward,” said James Kirsch, President and Chief Executive Officer of Ferro.
Mr. Kirsch also recognized Ms. Bailey’s service to the Company: “We are grateful for Sallie’s contributions to Ferro over the past three and a half years, including her leadership of the accounting and finance team and the guidance she provided during the recent global recession. We wish her continued success in her future endeavors.”
About Ferro Corporation
Ferro Corporation (www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.
Headquartered in Cleveland, Ohio, the Company has approximately 5,200 employees globally and reported 2009 sales of $1.7 billion.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:
•	Demand in the industries into which the Company sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	The effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	The Company’s ability to successfully implement and/or administer its restructuring programs;

•	The Company’s ability to access capital markets, borrowings, or financial transactions;

•	The Company’s borrowing costs could be affected adversely by interest rate increases;

•	The availability of reliable sources of energy and raw materials at a reasonable cost;

•	Competitive factors, including intense price competition;

•	Currency conversion rates and changing global economic, social and political conditions;

•	The impact of future financial performance on the Company’s ability to utilize its significant deferred tax assets;

•	Liens on Ferro assets by lenders could affect the Company’s ability to dispose of property and businesses;

•	Restrictive covenants in the Company’s credit facilities could affect strategic initiatives and its liquidity;

•	Increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	The Company’s ability to successfully introduce new products;

•	Stringent labor and employment laws and relationships with employees;

•	The Company’s ability to fund employee benefit costs, especially post-retirement costs;

•	Risks and uncertainties associated with intangible assets;

•	Potential limitations on the use of operating loss carryforwards and other tax attributes due to significant changes in the ownership of Ferro’s common stock;

•	The Company’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	The identification of any material weaknesses in internal controls in the future could affect the Company’s ability to ensure timely and reliable financial reports;

•	Uncertainties regarding the resolution of pending and future litigation and other claims;

•	The Company’s inability to pay dividends on our common stock in the foreseeable future; and

•	Other factors affecting the business beyond the Company’s control, including disasters, accidents, and governmental actions.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in Ferro’s Annual Report on Form 10-K for the period ended December 31, 2009.
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MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com
INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com